Exhibit 10.9

AMENDED EMPLOYMENT AGREEMENT

               This EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into by and between INFRAX SYSTEMS, INC. (Formerly OptiCon Systems, Inc.), and its Subsidiaries, (the “Company”), and Malcolm F. Welch (“Employee”) effective as of January 1, 2010, except that “Start Date” as defined in the original agreement will remain October 6, 2009.

RECITAL

WHEREAS, the Company and Employee have previously entered into an employment agreement dated October 6, 2009, which by mutual consent, both parties have agreed to amend certain provision effective January 1, 2010,

          NOW, THEREFORE, the parties hereto hereby agree to amend the following provision to the original as follows:

AMENDED PROVISIONS0

Section 3 - Shall be amended in its entirety as follows:

"3.  Salary, Bonus, and Benefits Compensation.

3.1. Base Salary As compensation for the services to be rendered by Employee to the Company as provided in Section 1 and subject to the terms and conditions of Section 2, the Company agrees to pay to Employee cash compensation of $2,000.00 per month. Should the situation arises where the Company is unable to pay any portion of the cash compensation, the Employee shall have the right to request payment of unpaid salaries in S8 Shares of Company’s common stock (“Shares”) (unless there is a change in SEC rules which modifies or alters the Company's ability to issue S8 shares for compensation),

a. Should a situation arise, where there is no market for Shares of Infrax whatsoever and said Shares are unable to be converted to cash, the Company shall replace these unmarketable Shares with cash compensation equal to the value of the compensation intended.

b. The Employee agrees that the settlement date for purposes of payment of any compensation shall be the date he requests issuance of Shares in lieu of cash compensation.  The employee shall have sole discretion as to the timing to receive the S-8 Shares, for a portion of or the full compensation amount due.

3.2 Share Compensation. The Employee Incentive Plan, (EIP) will define bonuses to be paid for the achievement of specific goals and objectives approved by the Board of Directors.  Bonus compensation may be in cash, common stock, stock options, stock grants and other elements of participation at the discretion of the Board of Directors.

a. Employee is eligible to receive 375,000 shares of the Company’s common stock by achievement of goals and objectives defined in his PMP, established by the Chairman approved by the Board of Directors.  Annually on the anniversary of his Start Date, 125,000 of these restricted shares will be eligible to be issued with immediate vesting, based on Employee’s percentage of accomplishment of his approved PMP goals and objectives.

b. Performance reviews may be conducted on a six-month basis.  Employee will then be eligible to receive 50% of his annual stock allocation if the goals and objectives approved by the Board of Directors spanning the past six months’ performance have been achieved. Under the conditions of achievement aforementioned, issuance and vesting shall occur over the three year term, on the six (6) month anniversary dates from the Employee’s Start Date.  Should Employee miss his objectives at his six-month performance review, he shall be eligible to receive and vest said shares upon achievement of those objectives, subject to the review of the Board of Directors.

c. Employee will receive an option to purchase 375,000 shares of Company’s common stock at $.025 per share, and shall be issued at the rate of 125,000 shares on October 6, 2010, 2011 and 2012.  The options shall vest immediately upon issuance.  Should the Company terminate the employment agreement for any reason, the remaining shares under option shall be issued and vest immediately.  The options shall expire, unless previously exercised, 12 months after each issuance.

3.3 Bonus. The Board of Directors may establish a goal or incentive for the Company, which may include a target revenue goal, delivery of a product, consummation of a merger, asset base, etc.  Employee shall be considered for a bonus for achievement of the goals or initiatives established by the Board.

a. In support of the Company’s Strategic Goal to acquire investment capital and funding for the Company, Employee is eligible to participate in a Bonus Incentive Program that offers incremental compensation based on the following achievement(s):

Upon successful identification, introduction, and substantial contribution to sources of funding by the Employee, he will receive Bonus compensation equivalent to the goal achievement defined by the following guidelines:

Funding from $250,000 to $750,000 will entitle Employee to a $10,000.00 Bonus; for every incremental $250,000 received from the same source, Employee will be entitled to an additional $7,500.00 Bonus, payable upon receipt of funding. This Bonus Incentive Program is effective immediately and will remain in effect until December 31, 2010.”

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement presented on the dates show by their respective signatures.

/s/ Paul J. Aiello	5/21/2010
Paul J. Aiello, CEO	Date
Accepted and Agreed To By:

/s/ Malcolm F. Welch	5/21/2010
Malcolm F. Welch	Date